Filed pursuant to Rule 433(d)

Registration Nos. 333-208068 and 333-208068-07

FINAL TERM SHEET, dated March 5, 2019

$1,013,580,000

John Deere Owner Trust 2019

Issuing Entity

$290,000,000	Class A-1	2.63163% Asset Backed Notes
$324,580,000	Class A-2	2.85% Asset Backed Notes
$314,000,000	Class A-3	2.91% Asset Backed Notes
$85,000,000	Class A-4	3.00% Asset Backed Notes

John Deere Receivables, Inc., Seller and Depositor

John Deere Capital Corporation, Sponsor and Servicer

	Class A-1 Notes(1)	Class A-2 Notes(1)	Class A-3 Notes(1)	Class A-4 Notes(1)
Principal Amount	$290,000,000	$324,580,000	$314,000,000	$85,000,000

Per Annum Interest Rate	2.63163%	2.85%	2.91%	3.00%

Final Scheduled Payment Date	March 16, 2020	December 15, 2021	July 17, 2023	January 15, 2026

Initial Public Offering Price	100.00000%	99.99544%	99.98771%	99.99617%

Ratings (Moody’s/Fitch)	P-1/F1+	Aaa/AAA	Aaa/AAA	Aaa/AAA

Payment Date	Monthly, beginning April 15, 2019 (subject to the business day convention)	Monthly, beginning April 15, 2019 (subject to the business day convention)	Monthly, beginning April 15, 2019 (subject to the business day convention)	Monthly, beginning April 15, 2019 (subject to the business day convention)

Weighted Average Life(2)	0.33	1.16	2.43	3.42

CUSIP	47789J AA4	47789J AB2	47789J AD8	47789J AE6

(1)

Subject to the considerations set forth in the preliminary prospectus, the Notes are generally eligible for purchase by or on behalf of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended, and other similar retirement plans and arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended.

(2)	Pricing speed: 14% CPR (with a 10% clean-up call).

Trade Date: March 5, 2019

Expected Settlement Date: March 13, 2019

Initial Note Value: $1,039,573,353.50 (discount rate: 5.95%)

Initial Overcollateralization Amount: $25,993,354

Initial Reserve Account Deposit: $10,395,734

Specified Reserve Account Balance: $10,395,734

Citigroup	BofA Merrill Lynch	HSBC

Credit Agricole Securities	TD Securities

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-831-9146 or by emailing prospectus@citi.com.

This free writing prospectus does not contain all information that is required to be included in the prospectus.

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